Exhibit 99.3

                 Amerada Hess - 2nd Quarter 2005 Conference Call

                            Comments by John O'Connor

We have an active exploration and appraisal drilling program planned for the second half of the 2005. We are currently drilling a wildcat well offshore Gabon and are participating in a well on Block 64 in Peru. Results of both of these wells are expected before the end of the third quarter. In addition, we plan to drill approximately eight appraisal wells at the Malaysia-Thailand Joint Development Area (JDA) over the remainder of 2005, which are designed to prove up reserves in support of both Phase II and Phase III developments.

In the Gulf of Mexico, we will participate in four exploration wells in the second half of 2005, including a well at our Pony prospect on Green Canyon 468. This block is to the north of and is contiguous with the Nexen operated Green Canyon Block 512, on which they and their partners are currently drilling the Knotty Head prospect. Reported results from that well appear encouraging and we believe that the same structure extends onto our blocks, pending the drilling outcome of Pony. We intend to drill our prospect with a 100% working interest.

In addition to Pony, we plan to participate in the drilling of two lower Miocene prospects in the Green Canyon area - Ouachita (AHC: 67% interest) and Turtle Lake (AHC: 25% interest), as well as a prospect named Barossa (AHC: 100% interest), on Garden Banks 158, which will target natural gas reserves in the Pliocene.

Rigs have been contracted for all of our drilling needs for the balance of 2005 as well as the majority of the 2006 program.

With regard to our Shenzi and Tubular Bells discoveries in the deepwater Gulf of Mexico, the Shenzi discovery has now been appraised and we are working with our partners to sanction the development before the end of 2005. With regard to Tubular Bells, the operator has indicated that an appraisal well is planned for the first quarter of 2006.

In 2005, exploration expense is forecast to range between $425-475 million, versus $287 million in 2004. The increase reflects the carry-over effect of expensing the Wembley and Diamondback wells in 2005, versus 2004, together with an expanded drilling program at the JDA.

I will now turn the call over to John Rielly.